EX.99.(a)(5)

November 20, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by DoubleLine Funds Trust (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13 (4) of Form N-CSR of DoubleLine Funds Trust dated November 20, 2025. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP